Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
February 20, 2004 6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND RECORD 2003 EARNINGS

HIGHLIGHTS:   60% Increase in EPS in 2003 over 2002; Net interest income up 13% in 2003 over 2002; Real estate origination tops $300 million; Q4 EPS up 21% in 2003 over Q4 2002.

Great Falls, Montana February 19, 2004 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the year ended December 31, 2003 of $4,720,001, or basic earnings per share of $1.93 compared to $2,955,255, or basic earnings per share of $1.21 for the same period in 2002. Fully diluted earnings per share were $1.88 and $1.20 for 2003 and 2002 respectively. For the quarter ended December 31, 2003 net income was $860,194, or basic and diluted earnings per share of $.35 and $.34 respectively, compared with $710,489,or basic and diluted earnings per share of $.29 and $.28 respectively, for the same quarter in 2002. Included in 2003 earnings is a gain on the sale of United’s 62% interest in Valley Bancorp, Phoenix Arizona. The income from discontinued operations amounted to $.36 basic and $.35 fully diluted earnings per share in 2003, and $.16 basic and fully diluted earnings per share in 2002.

United’s assets at December 31, 2003 were $305 million compared to $304 million at December 31, 2002, excluding Valley Bancorp, which was sold in July 2003. Net loans increased to $227 million at December 31, 2003 from $211 million a year ago and deposits increased to $228 million at December 31, 2003 compared to $225 million a year ago, both excluding the effects of the Valley sale. Net interest income rose to $11.4 million for the year ended December 31, 2003 compared to $10.0 million for the same period one year ago. United’s shareholders’ equity was $32.4 million at December 31, 2003, and book value per share was $13.29. The weighted average number of shares outstanding for 2003 were 2,440,144 compared to 2,439,093 for 2002.

President and CEO Kurt Weise said, “2003 was a record year for United. Our asset quality is very good and our reserve for loan losses is strong. We enter 2004 with very strong capital ratios and are excited about our new office in Billings, Montana, which just opened February 17, 2004. We believe 2004 earnings will be impacted by a substantial drop in mortgage refinance fees and startup costs associated with our Billings office.”

United’s net interest margin increased to 3.87% in 2003 compared to 3.47% in 2002. United also originated over $300 million in real estate loans in 2003, a record for the company. Non-performing loans totaled $.8 million at December 31, 2003 compared to $.6 million in 2002.

Forward-Looking Statements
When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent quarterly report on Form 10-Q for the period ending September 30, 2003, its Annual Report on Form 10-K for the period ending December 31, 2002 and other documents the company files from time to time with the Securities Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Income statement amounts
Net interest income	$2,924	$2,299	$11,371	10,035
Provision for losses on loans	76	270	778	1,115
Noninterest income
Investment securities gains	—	—	18	1
Gain on the sale of loans	862	1,336	5,287	3,792
Other	332	276	1,361	1,151
Noninterest expense	2,865	2,666	11,492	9,747
Earnings from continuing
operations before income taxes	1,177	975	5,767	4,117
Income taxes	317	378	1,938	1,562
Discontinued operations	—	113	891	400
Net earnings	860	710	4,720	2,955

Per common share data
Net earnings – continuing operations
– basic	$0.35	0.24	1.57	1.05
– diluted	0.34	0.23	1.53	1.04
Net earnings – discontinued operations
– basic	—	0.05	0.36	0.16
– diluted	—	0.05	0.35	0.16
Cash dividends	0.27	0.17	0.89	0.66
Book value			13.29	12.49

Balances at end of period (excluding Valley)
Loans, gross			230,934	214,463
Allowance for losses on loans			3,755	3,113
Nonperforming assets
Nonperforming loans			822	638
Foreclosed properties			530	567
Available for sale investment securities			43,279	43,526
Total assets			304,724	377,980
Goodwill and Identifiable Intangible Assets			1,422	3,429
Total deposits			227,514	225,230
Total stockholders’ equity			32,381	30,476

Other supplemental information
Net earnings
Return on average assets			1.51%	0.95%
Return on average
common equity			14.96%	10.06%
Allowance for loan losses
to loans			1.63%	1.45%
Common shares outstanding
(end of period, in thousands)			2,437	2,439
Net interest margin			3.87%	3.47%
Shareholders’ equity
to total assets (excluding trust preferred stock)			10.63%	8.06%
Dividend payout ratio			46.23%	54.30%